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                                                                   Exhibit 10.13
                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective as of the 17th day of July, 1998, between AMERICAN TECHNOLOGY CORPORATION, a Delaware publicly traded corporation (the "Company"), and Cornelius J. Brosnan ("Employee").

Employee, in consideration of the covenants and agreements hereinafter contained, agrees as follows with respect to the employment of the Company of Employee and Employee's future business activities.

1. Employment: Term of Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth. Subject to the provisions for termination as hereinafter provided, Employee's term of employment by the Company shall be from the date of this Agreement until July 31, 2001, and said employment shall continue after such date until either party shall deliver written notice to the other party hereto to the effect that the employment hereunder shall terminate thirty (30) days from the giving of such notice. This Agreement will supersede all prior written and oral agreements entered into by and between Company and Employee concerning employment other than outstanding stock options.

2. Services to be Rendered by Employee. Employee shall be subject to the direction of the Board of Directors, or a duly authorized committee thereof and his duties shall be those generally vested in the office of President and Chief Executive Officer for the Company and he shall have such other powers and duties as may be reasonably prescribed by the Board of Directors, or a duly authorized committee thereof, and shall perform such duties as from time to time may be decided upon by the Board of Directors, or a duly authorized committee thereof, of the Company, including but not limited to, speaking for and promoting the sale of the Company's services and products as public spokesman both in print, television ads and other media.

The Company shall have the non-exclusive right to use Employee's name, picture or other likeness and biographical material concerning him, in connection with advertising, promotion and publicizing the Company and its activities, so long as this Agreement is in effect (and for a reasonable period, not to exceed one year, thereafter to utilize expendable materials and supplies). Employee shall be allowed to review and approve all such uses prior to initial use or publication. The Company shall have the right to use non-expendable media thereafter at its discretion (e.g. historical media, media productions for consumers and businesses, etc.). Such use shall be fair and not misleading or unflattering and when practical indicate Employee is not affiliated with the Company.

The Employee agrees that he will serve the Company faithfully, diligently, competently and to the best of his abilities, devoting all his business time, efforts, energy, skills and attention to the activities of the Company and the promotion of its interests. Employee shall not serve as an officer or director or similar capacity with any other entity except with the prior consent of the Company.

3. Compensation.

(a) For the services to be rendered by Employee during his employment by the Company, the Company shall pay Employee a Base Salary of Two Hundred Forty Thousand Dollars ($240,000) per annum during the term of this Agreement, prorated for any partial period and paid in conformity with the Company's normal payroll period. Employee's salary shall be reviewed by the Board of Directors, or a duly authorized committee thereof, from time to time in its discretion, and Employee will receive such salary increases, if any, as the Board of Directors, or a duly authorized committee thereof, in their sole discretion determines. The Employee shall be paid an initial transfer payment as approved by the Board of Directors.

(b) Employee shall be shall be eligible for bonuses, at such time and in such amounts as shall be determined at the discretion of the Board of Directors, or a duly authorized committee thereof, based on its assessment of Employee's performance of his duties and on the financial performance of the Company.

(c) The Employee's place of employment shall be considered San Diego County, California (or other mutually agreed upon location). The Company shall pay actual out-of-pocket moving costs (as approved in advance). The Company shall pay up to a maximum of $18,000 of selling costs on Employees current residence upon sale, such amount to be grossed up for tax effect. The Company shall pay such reasonable temporary living expenses until the move as approved by the Board of Directors for a period not to exceed four months without further authorization.



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(d) Employee shall be entitled to participate in and receive benefits under the
Company's executive benefit plans as in effect from time to time, including, medical insurance, sick leave, and vacation time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and Company policies. Should this Agreement be terminated for any reason, Employee shall have the option, to the extent allowable by the policies, to continue any insurance in force by taking over the payment of the premiums for Employee and his family.

(e) The Company shall pay or reimburse Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder and authorized by the Company, including without limitation, expenses for entertainment, traveling, meals, hotel accommodations, out-of-pocket home office expenses and the like upon submission by him of vouchers or an itemized list thereof as the Company; may from time to time adopt and authorize, and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

(f) All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by Employee and any deductions and withholdings required by law.

(g) The Company shall pay costs of and use of an automobile primarily for business use on terms as approved by the Board of Directors, or a duly authorized committee thereof, from time to time but not to exceed $8,000 per annum. Employee shall pay reasonable amounts for personal use as required under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

4. Indemnification.

(a) If, after the date of the commencement of the Employment Period, the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was an officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is an alleged act or failure to act in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, including, without limitation, payment of expenses incurred in defending a Proceeding prior to the final disposition of such Proceeding (subject to receipt of an undertaking by the Employee to repay such amount if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under Delaware law), and such indemnification shall continue as to the Employee even if he has ceased to be an officer, member, employee or agent of the Company or other enterprise and shall inure to the benefit of his heirs, executors and administrators.

(b) The right of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 4 shall not be exclusive of any other right that the Employee may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Company, agreement, vote of shareholders or disinterested directors or otherwise.

5. Termination of Employment.

(a) The Company shall have the right at its option to terminate the employment of Employee hereunder by giving written notice thereof to the Employee in the event of any of the following:

        (1) The Company may terminate this Agreement at any time with good cause, as determined by the Board of Directors of the Company, or a duly authorized committee thereof, acting in good faith and upon reasonable grounds, whereupon all compensation to Employee shall cease as of the effective date of termination. As used in this paragraph, the term "good cause" shall mean (i) dishonesty by Employee detrimental to the best interests of the Company, (ii) continuing inattention to or neglect of the duties to be performed by Employee, (iii) willful disloyalty of Employee to Company, (iv) engaging in any substantiated act involving moral turpitude (v) conviction by a court of competent jurisdiction of Employee in any fraud or felony, (vi) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or gross embarrassment, (vii) willful failure or refusal to perform such duties as may be relegated to Employee commensurate with Employee's position, (viii) the imparting of any material confidential information by Employee in violation of this Agreement, or (ix) any breach of this Agreement by



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        Employee.

        (2) If the Company gives Employee thirty days advance written notice of termination of employment.

        (3) If the Employee dies during the term of employment, the Employee's employment hereunder and Employee's compensation and other rights under this Agreement and as an employee of the Company (except as to compensation and rights accrued prior thereto and except as expressly provided in the next succeeding sentence) shall terminate thirty (30) days following the date of death. In such event, the Company shall pay to the Employee's designated executor or administrator of the Employee's estate, all compensations and benefits accrued which would otherwise be payable to the Employee through the thirtieth (30) day following the date of death. Indemnification rights endure as provided for in Section 4.

        (4) If the Employee is unable for any reason to carry out or to perform the duties required of him hereunder and does not resume his duties prior to the termination date specified in the Company's written notice of termination; provided, however, if the Employee shall fail to carry out or to perform the duties required of him because of mental or physical disability for a six consecutive month period during the term hereof and following such period he is unable to perform his duties hereunder because of mental or physical disability, as determined by the Board of Directors of the Company, or a duly authorized committee thereof, acting in good faith and upon reasonable grounds, he shall be entitled to receive his then Base Salary he would otherwise be entitled to pursuant to Paragraph 3 hereof for a period of not longer than nine
        (9) months after the termination of his employment pursuant to this Paragraph 5(a) (4). If Employee shall receive any amount during the time of any incapacity by reason of any disability insurance or any other insurance plan, senior executive loss or income policy, disability policy or any other plan or scheme of a like nature funded by the Company, any payments of Base Salary or benefits of this section may be reduced by a like amount.

        (5) If this Agreement is terminated by the Company pursuant to Paragraph 5(a)(2) hereof, then Employee shall be entitled to severance payments equal to three (3) months (plus one additional month for each month of employment up to a maximum of six months) multiplied by his then monthly Base Salary payable within thirty (30) days after such effective termination of Employee's employment by the Company.

(b) The Employee shall have the right at his sole option to terminate employment hereunder under the following conditions:

        (1) at any time upon thirty (30) days written notice.

        (2) upon written notice by Employee to the Company within thirty (30) days of and indicating that a change in control of the Company ("Corporate Transaction") has occurred and therefore Employee elects to terminate as provided herein. A Corporate Transaction or other qualifying event shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or (ii) the Company sells, transfers or otherwise disposes of all or substantially all of the assets of the Company; or (iii) a merger or acquisition in which the Company is not the surviving entity (except for a merger into a wholly-owned subsidiary, and except for a transaction the sole purpose of which is to change domicile).

        (3) if termination by the Employee is pursuant to 5 (b) (1) then no severance or termination payments shall be payable. If termination is noticed pursuant to 5 (b) (2) hereof then Employee shall be entitled to a payment equal to the greater of the remaining months of this Agreement multiplied by the then monthly Base Salary or twelve (12) multiplied by the then monthly Base Salary payable in one lump sum within sixty (60) days. In addition, the Employee shall be entitled to recover legal fees and costs incurred by Employee should the Company not make timely payment prescribed by this section and should the Employee prevail in any action filed thereabouts.

(c) Upon termination of this Agreement, Employee shall immediately resign all offices held with the Company and all Affiliates (any entity with a 30% or more equity ownership by or of the Company) thereof, and, except as set forth in this
Section 5, Employee shall not be entitled to receive any termination or severance payment or compensation for loss of office or otherwise. If Employee fails to immediately resign as herein provided, then Employee irrevocably appoints the Secretary of the Company in his name and on his behalf to sign any resignation confirmation or do anything necessary or requisite to give effect to such resignation(s). On the effective date of termination of this Agreement, Employee will deliver to the Company, in a reasonable state of repair, all property and equipment of the Company, both real and personal owned, leased or bailed to



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Employee and used by or in the possession of Employee.

6. Confidential Information and Trade Secrets. Employee covenants and agrees with the Company that Employee will not, during the term of this Agreement and thereafter directly or indirectly use, communicate, disclose or disseminate to anyone (except to the extent reasonably necessary for Employee to perform Employee's duties hereunder, except as required by law or except if generally available to the public otherwise than through use, communication, disclosure or dissemination by Employee) any Confidential Information (as hereinafter defined) concerning the businesses or affairs of the Company or of any of its affiliates or subsidiaries which Employee may have acquired in the course of or as incident to Employee's employment or prior dealings with the Company or with any of its affiliates or subsidiaries.

"Confidential Information" shall mean (a) all knowledge, information and material concerning the Company or its business or the business of any of its affiliates or subsidiaries that shall become known to Employee as a consequence of Employee's relationship with the Company, (b) all information that has been disclosed to the Company by any third party under an agreement or circumstances requiring such information to be kept confidential, and (c) all knowledge, information or material concerning Inventions that are, under this Agreement, owned by Company or assigned by Employee to Company; provided, that Confidential Information shall not include knowledge, information or material that is or becomes generally known or available to others in businesses engaged in by the Company or to the public (other than through unauthorized disclosure). Confidential Information shall include without limitation (a) information of a technical nature, such as information regarding past, present and future research, financial data, product information, marketing plans, computer programs (whether in source or object code form or other form and whether contained on program listings, magnetic tape, magnetic disks, CD ROMs or other media), logic, flow charts, specifications, documentation and ideas relating to the activities of Company, (b) information of a business nature, such as information regarding past, present and future client or consumer development, strategies, procurement specifications, cost and financial data, contracts, quotations and names of actual and prospective clients, consumers or customers, and (c) all documents, drawings, reports, client and consumer lists, and other physical embodiments of all such information.

"Inventions" shall mean each of the following, but only to the extent they relate to the business of commerce conducted by the Company or its Affiliates or are made by Employee with the equipment, supplies, facilities or trade secret information of the Company or which result from any work performed by the Employee for the Company: all inventions, discoveries, developments, ideas, works, improvements, enhancements, works of authorship, products and computer software, whether or not patentable, and anything else that is subject to or potentially subject to the patent, copyright or trade secret laws of any jurisdiction.

The Employee agrees that as to any Inventions made by him during the term of his employment, solely or jointly with others, shall belong to the Company and the Employee promises to assign such Inventions to the Company. The Employee also agrees that the Company shall have the right to keep such Inventions as trade secrets, if the Company chooses. The Employee agrees to assign to the Company the Employee's rights in any other Inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence all Inventions which the Employee makes arising out of the Employee's employment and all patent applications filed by the Employee within one year after the termination of his employment. The Employee shall assist the Company in obtaining patents on all Inventions, designs, improvements, and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

7. Non-Competition Covenant. Employee acknowledges that Employee's services and responsibilities are of particular significance to the Company and that Employee's position with the Company will give Employee close knowledge of its policies and trade secrets. Since the Company is in a technical, creative and competitive business, Employee's continued and exclusive service to Company under this Agreement is of a high degree of importance.

Employee covenants and agrees with the Company that Employee will not, during the term of this Agreement and for a period of two years after the termination of Employee's employment hereunder in any manner, directly or indirectly, (i) induce or attempt to influence any present or future officer, employee, lessor, lessee, licensor or licensee of Company or its subsidiaries or its affiliates to leave its respective employ; further, during the term described, Employee will not be involved in or participate in a competitive company that solicits or diverts or services any of the customers, consumers or clients that the Company or its subsidiaries or its affiliates has or had in the one (1) year previous to the date of termination of this Agreement, (ii) engage, in the state of California where the Company currently operates or the other 49 states in America that the Company



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is planning to do business, in any businesses that during the term of this
Agreement is engaged in by the Company or its subsidiaries or affiliates, and
(iii) except for ownership of no more than 1% of the capital stock, be a stockholder of any corporation, or directly or indirectly own, manage, operate, conduct, control or participate in the ownership, management, operation, conduct, control of, accept employment with, or be connected in any other manner with, any business which engages in any direct competitive activity including, without limitation, any business which engages in licensing sound reproduction or jet engine noise reduction technology in any geographic region indicated in this paragraph.

8. Right to Injunctive Relief. Employee acknowledges that the remedy at law for any breach or threatened breach by Employee of the covenants contained in paragraphs 6 and 7 would be wholly inadequate, and therefore the Company or its subsidiaries or its affiliates shall be entitled to preliminary and permanent injunctive relief and specific performance thereof. Paragraphs 6 and 7 constitute independent and separable covenants that shall be enforceable notwithstanding rights or remedies that the Company or its subsidiaries or it affiliates may have under any other provision of this Agreement, or otherwise. If any or all of the foregoing provisions of paragraphs 6 and 7 are held to be unenforceable for any reason whatsoever, it shall not in any way invalidate or affect the remainder or this Agreement which shall remain in full force and effect. If the period of time or geographical areas specified in paragraphs 6 and 7 are determined to be unreasonable in any judicial proceeding, the period of time or areas of restriction shall be reduced so that this Agreement may be enforced in such areas and during such period of time as shall be determined to be reasonable.

9. Employee Acknowledgment. Employee has carefully read and considered the provisions hereof, and having done so, agrees that restrictions set forth in paragraphs 6, 7, and 8 (including, but not limited to, the time periods of restrictions) are fair and reasonable and are reasonably required for the protection of the interests of Company.

10. Stock Options. The Employee has been granted stock options on 250,000 common shares, subject to vesting, in connection with this employment agreement. Immediately prior to the closing of a transaction as described in Section 5(b)(2) ("Corporate Transaction"), the exercisability of each option granted to you to purchase shares of Common Stock that is outstanding immediately prior to the closing of such Corporate Transaction, will be automatically accelerated so that each such option will, immediately prior to the closing date for the Corporate Transaction, become fully exercisable with respect to the total number of shares issuable upon exercise thereof and may be exercised prior to the closing of such Corporate Transaction for all or any portion of such shares. The Company shall use its best efforts to register the stock options during the first twelve months of employment.

11. Severability. Each paragraph and subparagraph of this Agreement shall be construed and considered separate and severable from the validity and enforceability of any other provision contained in this Agreement.

12. Assignment. The rights of the Company (but not its obligations) under this Agreement may, without the consent of the Employee, be assigned by the Company to any parent, subsidiary, or successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without prior written consent of Employee. The Employee may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

13. Notices. All notices, requests, demands and other communications shall be in writing and shall be defined to have been duly given if delivered or if mailed by registered mail, postage prepaid: (a) If to Employee, addressed to him at the following address as may be changed in writing from time to time:
        Cornelius J. Brosnan
        14609 Howe Drive
        Leawood, KS 66224

(b) If to the Company, addressed to:
        American Technology Corporation
        13114 Evening Creek Drive South
        San Diego, California 92128

or to such other address as any party hereto may request by notice given as aforesaid to the other parties hereto.

14. Title and Headings. Titles and headings to paragraphs hereof are for purposes of references only and shall in no way limit, define or otherwise affect the provisions hereof.



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15. Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of California, and shall be governed by and construed in accordance with the laws of the State of California.

16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart.

17. Cumulative Rights. Each and all of the various rights, powers and remedies of the Company and Employee in this Agreement shall be considered as cumulative, with and in addition to any other rights, powers or remedies of the Company or the Employee and no one of them as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Sections 4, 6, 7 and 8 hereof shall continue in full force and effect notwithstanding the Employee's termination of employment and the termination of this Agreement.

18. Remedies. The Employee and the Company both acknowledge that each may have no adequate remedy at law if either violates any of the terms contained in Sections 6, 7 and 8. In such event, either party shall have the right, in addition to any other rights it may have, to obtain relief to restrain any breach hereof or otherwise to specifically enforce any of the provisions hereof.

19. Waiver of Breach. The waiver by one party to this Agreement of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the said party .

20. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by parties hereto. Effective on the date hereof, any prior employment agreements between the Company and the Employee shall terminate.

21. Attorney's Fees. In the event that either party must institute legal action to compel the other to comply with the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

22. Good Faith. Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


/s/ RICHARD M. WAGNER                       July 17th, 1998
American Technology Corporation
Richard M. Wagner, Corporate Secretary


/s/ CORNELIUS J. BROSNAN                    July 17th, 1998
Cornelius J. Brosnan, Employee